Exhibit 10.1

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

UNITED STATES OF AMERICA	)
)
Plaintiff,	)
v.	) CAUSE NO. 1:19-cr-0141
)
CELADON GROUP, INC.,	)
)
Defendant.	)

DEFERRED PROSECUTION AGREEMENT
Defendant Celadon Group, Inc. (the “Company”), pursuant to authority granted by the Company’s Board of Directors reflected in Attachment B, and the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and the United States Attorney’s Office for the Southern District of Indiana (the “Office”) enter into this deferred prosecution agreement (the “Agreement”).
Criminal Information and Acceptance of Responsibility
1.         The Company acknowledges and agrees that the Fraud Section and the Office will file the attached one-count criminal Information in the United States District Court for the Southern District of Indiana charging the Company with one count of conspiracy to commit certain offenses against the United States, in violation of Title 18, United States Code, Section 371, that is: (a) to commit securities fraud, in violation of Title 18, United States Code, Section 1348; and (b) to knowingly and willfully falsify the books, records, and accounts of the Company, a U.S. issuer, in violation of Title 15, United States Code, Sections 78m(b)(2)(A), (b)(5) and 78ff(a).  In so doing, the Company: (a) knowingly waives its right to indictment on this charge, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) knowingly waives any objection with respect to venue to any charges by the United States arising out of the conduct described in the Statement of Facts attached hereto as Attachment A and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Southern District of Indiana.  The Fraud Section and the Office agree to defer prosecution of the Company pursuant to the terms and conditions described below.
2.          The Company admits, accepts, and acknowledges that it is responsible under United States law for the acts of its former officers, directors, employees, and agents as charged in the Information, and as set forth in the attached Statement of Facts, and that the allegations described in the Information and the facts described in the attached Statement of Facts are true and accurate.  Should the Fraud Section or the Office pursue the prosecution that is deferred by this Agreement, the Company stipulates to the admissibility of the attached Statement of Facts in any proceeding, including any trial, guilty plea, or sentencing proceeding, and will not contradict anything in the attached Statement of Facts at any such proceeding.
Term of the Agreement
3.      This Agreement is effective for a period beginning on the date on which the Information is filed and ending on June 30, 2024 (the “Term”).  The Company agrees, however, that, in the event the Fraud Section or the Office determine, in their sole discretion, that the Company has knowingly violated any provision of this Agreement or has failed to completely perform or fulfill each of the Company’s obligations under this Agreement, an extension or extensions of the Term may be imposed by the Fraud Section or the Office, in their sole discretion, for up to a total additional time period of one year, without prejudice to the Fraud Section’s or the Office’s right to proceed as provided in Paragraphs 14-18 below.  Any extension of the Agreement extends all terms of this Agreement, including the terms of the reporting requirement in Attachment D, for an equivalent period.  Conversely, in the event the Fraud Section or the Office find, in their sole discretion, that there exists a change in circumstances sufficient to eliminate the need for the reporting requirement in Attachment D, and that the other provisions of this Agreement have been satisfied, the Agreement may be terminated early.  If the Court rejects the Agreement, all the provisions of the Agreement shall be deemed null and void, and the Term shall be deemed to have not begun.
Relevant Considerations
4.          The Fraud Section and the Office enter into this Agreement based on the individual facts and circumstances presented by this case and the Company, including:
a.          the Company did not receive voluntary disclosure credit because it did not voluntarily and timely disclose to the Fraud Section or the Office the conduct described in the Statement of Facts attached hereto as Attachment A (“Statement of Facts”).  However, after learning of the allegations of misconduct by Company officials, the Company retained an external law firm to conduct an independent investigation, and ultimately notified the Fraud Section and the Office of its investigation and intent to fully cooperate;
b.           the Company received full credit for its cooperation with the Fraud Section’s and the Office’s investigation, including conducting a thorough internal investigation,

making factual presentations to the Fraud Section and the Office, and collecting, analyzing, and organizing voluminous evidence and information for the Fraud Section and the Office;
c.          the Company provided to the Fraud Section and the Office all relevant facts known to it, including information about the individuals involved in the conduct described in the attached Statement of Facts and conduct disclosed to the Fraud Section and the Office prior to the Agreement;
d.          the Company engaged in significant remedial measures, including that: (i) the Company no longer employs or is affiliated with any of the individuals known to the Company to be implicated in the conduct at issue in the case as of the date of this Agreement; (ii) the Company created the new position of Chief Accounting Officer reporting directly to the Chief Financial Officer; (iii) the Company hired an experienced Internal Audit staff member reporting directly to the Company’s Internal Audit Manager; and (iv) the Company enhanced its compliance program, including updating the Company’s code of conduct, whistleblower, ethics policies, and has adopted, and is in the process of adopting, enhanced controls over financial reporting;
e.          the Company has enhanced and has committed to continuing to enhance its compliance program and internal controls, including ensuring that its compliance program satisfies the minimum elements set forth in Attachment C to this Agreement (Corporate Compliance Program);
f.          based on the Company’s remediation and the state of its compliance program, and the Company’s agreement to report to the Fraud Section as set forth in Attachment

D to this Agreement (Corporate Compliance Reporting), the Fraud Section determined that an independent compliance monitor was unnecessary.
g.          the nature and seriousness of the offense conduct, including the knowing and willful falsification of the books and records of a publicly-traded company by former high-level executives of the Company;
h.          the Company has no prior criminal history; and
j.          the Company has agreed to continue to cooperate with the Fraud Section and the Office in any ongoing investigation of the conduct of the Company, its subsidiaries and affiliates, or any of its present or former officers, directors, employees, agents, business partners, distributors, and consultants relating to violation of federal criminal laws.
Future Cooperation and Disclosure Requirements
5.    The Company shall cooperate fully with the Fraud Section and the Office in any and all matters relating to the conduct described in this Agreement and the attached Statement of Facts and other conduct under investigation by the Fraud Section or the Office until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the term specified in Paragraph 3.  At the request of the Fraud Section or the Office, the Company shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies in any investigation of the Company, its subsidiaries or its affiliates, or any of its present or former officers, directors, employees, agents, business partners, distributors, consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and the attached Statement of Facts and other conduct under investigation by the Fraud Section or the Office.  The Company’s cooperation pursuant to this Paragraph is subject to applicable law and regulations, as well as valid claims of attorney-client privilege or attorney work product doctrine; however, the Company must provide to the Fraud Section and the Office a log of any information or cooperation that is not provided based on an assertion of law, regulation, or privilege, and the Company bears the burden of establishing the validity of any such an assertion.  The Company agrees that its cooperation pursuant to this paragraph shall include, but not be limited to, the following:
a.          The Company shall truthfully disclose all factual information with respect to its activities, those of its subsidiaries and affiliates, and those of its present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Company has any knowledge or about which the Fraud Section or the Office may inquire.  This obligation of truthful disclosure includes, but is not limited to, the obligation of the Company to provide to the Fraud Section and the Office, upon request, any document, record or other tangible evidence about which the Fraud Section or the Office may inquire of the Company.
b.          Upon request of the Fraud Section or the Office, the Company shall designate knowledgeable employees, agents or attorneys to provide to the Fraud Section and the Office the information and materials described in Paragraph 5(a) above on behalf of the Company.  It is further understood that the Company must at all times provide complete, truthful, and accurate information.
c.          The Company shall use its best efforts to make available for interviews or testimony, as requested by the Fraud Section or the Office, present or former officers, directors, employees, agents and consultants of the Company.  This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities.  Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Company, may have material information regarding the matters under investigation.
d.          With respect to any information, testimony, documents, records or other tangible evidence provided to the Fraud Section or the Office pursuant to this Agreement, the Company consents to any and all disclosures to other governmental authorities, including United States authorities and those of a foreign government of such materials as the Fraud Section or the Office, in their sole discretion, shall deem appropriate.
6.          In addition to the obligations in Paragraph 5, during the Term, should the Company learn of any evidence or allegation of a violation of anti-fraud, reporting, or books and records provisions of the federal securities laws, the Company shall promptly report such evidence or allegation to the Fraud Section and the Office.
Payment of Monetary Penalty
7.          The Fraud Section, the Office, and the Company agree that application of the United States Sentencing Guidelines (“USSG” or “Sentencing Guidelines”) to determine the applicable fine range yields the following analysis:
a.	The 2018 USSG are applicable to this matter.

b.	Offense Level. Based upon USSG § 2B1.1, the total offense level is 36, calculated as follows:

	(a)(2) Base Offense Level	6

	(b)(1)(L) Loss more than $25,000,000	+22

	(b)(2)(A)(1) 10 or more victims	+2

	(b)(10)(C) Offense involved sophisticated means	+2

	(b)(20)(A)(i) Involved officer of publicly traded company	+4

	TOTAL	36

c.	Base Fine. Based upon USSG § 8C2.4(a)(1), the base fine is $80,000,000 (the fine indicated in the Offense Level Fine Table)

d.	Culpability Score. Based upon USSG § 8C2.5, the culpability score is 8, calculated as follows:

	(a) Base Culpability Score	5

	(b)(1) the organization had 5,000 or more employees and an individual within high-level personnel of the organization participated in, condoned, or was willfully ignorant of the offense	+5

	(g)(1) The organization fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-2

		8

Calculation of Fine Range:

Base Fine	$80,000,000

Multipliers	1.6 (min) / 3.2 (max)

Fine Range	$128,000,000 / $256,000,000

The Company agrees, pursuant to Title 18, United States Code, Section 3663A, to pay restitution to victims of the offense in the amount of $42,245,302 (the “Restitution Amount”).  The Company agrees to bear the cost of the administration of all restitution claims by a third party claims administrator (“Claim Administrator”) who will report directly to the Fraud Section and the Office.  The Company may select the claim administrator subject to the approval of the Fraud Section and the Office, and the Company must submit its selection no later than forty-five days after the signing of this Agreement.  The Company further agrees to provide the Claim Administrator with full access to the books and records of the Company and all subsidiaries and affiliates as necessary in order for the Claim Administrator to pay restitution to victims.  Subject to confirmation by the Fraud Section and the Office that any such payments occurred, the Company may offset the Restitution Amount otherwise required by this agreement based on payments made directly to shareholders in connection with the settlement of the shareholder class action captioned In re Celadon Group, Inc. Securities Litigation, No. 17-cv-02828-JFK (S.D.N.Y.) (the “Securities Class Action Settlement”).  The Restitution Amount is payable as follows by the Company:
•	$5,000,000 is payable to the claim administrator no later than ninety days after the signing of this Agreement;
•
Beginning with the Company’s fiscal year 2020 (which concludes on June 30, 2020) and continuing to the Company’s fiscal year 2023 (which concludes on June 30, 2023), the company shall, no later than 120 days after the completion of each fiscal year, after first making all required payments to the Company’s term loan and revolving lenders (“Lenders”) required under the Company’s then effective term loan and revolving credit agreements (as amended, replaced or extended from time to time, the “Credit Agreements”), pay to the Claim Administrator 50 percent of any Excess Cash Flow (as defined in the Credit Agreements, “ECF”) remaining after the payment of the Lenders' required ECF percentage for the applicable fiscal year.  To the extent that the Company fails to generate ECF for any fiscal year occurring during the Term of this Agreement, or the annual ECF payment would create or continue any default under the Credit Agreements, the Company shall not be required to pay to the claim administrator any annual payment for such fiscal year, and the non-occurrence of such payment shall not constitute a breach of this Agreement.  Except as may otherwise be agreed to by the parties, the Company agrees that at no time will it enter into any Credit Agreements that impose an ECF sweep above 75 percent, or impose conditions on the payment of ECF to the Claim Administrator that are more restrictive in any material respect than the conditions on the payment of ECF to the Lenders; and

•
If the Restitution Amount has not been paid in full to the Claim Administrator prior to the conclusion of the Term, the remainder is payable to the Claim Administrator at the conclusion of the Term.  Subject to compliance with all applicable laws and regulations, the Company is not prohibited from issuing equity or debt in order to fund the payment.

•
If the Company does not pay the remainder of the restitution by the conclusion of the Term, the Fraud Section and the Office may deem it a breach of this Agreement pursuant to Paragraphs 14-18 of this Agreement.

The Fraud Section and the Office are not requiring the Company to pay a criminal fine under this Agreement, which is conditioned on the Company paying the Restitution Amount by the conclusion of the Term.  The Fraud Section and the Office agree that this disposition is appropriate given the facts and circumstances of this case, including the relevant considerations outlined above, and given the Company’s inability to pay a fine in addition to the Restitution Amount.  Nothing in this Agreement, however, shall be deemed an agreement by the Fraud Section and the Office that $42,245,302 in restitution is the maximum penalty that may be imposed in any future prosecution, and the Fraud Section and the Office are not precluded from arguing in any future prosecution that the Court should impose any type of monetary penalty, including a fine or forfeiture, and the amount of such fine or forfeiture.  The Company acknowledges that no tax deduction may be sought in connection with the payment of restitution in connection with this Agreement.  With respect to restitution payments not yet made, the Company shall not seek or accept directly or indirectly reimbursement or indemnification from any source with regard to the restitution that the Company pays pursuant to this Agreement or any other agreement entered into with an enforcement authority or regulator concerning the facts set forth in the attached Statement of Facts.

Conditional Release from Liability
8.     Subject to Paragraphs 14-18, the Fraud Section and the Office agree, except as provided in this Agreement, that they will not bring any criminal or civil case against the Company relating to any of the conduct described in the attached Statement of Facts or the criminal Information filed pursuant to this Agreement.  The Fraud Section and the Office, however, may use any information related to the conduct described in the attached Statement of Facts against the Company:  (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code.
a.         This Agreement does not provide any protection against prosecution for any future conduct by the Company.
b.         In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Company.
Corporate Compliance Program
9.          The Company represents that it has implemented and will continue to implement a compliance and ethics program designed to prevent and detect violations of anti-fraud, reporting, or books and records provisions of federal securities laws throughout its operations, including those of its subsidiaries, affiliates, employees, agents, and joint ventures, including, but not limited to, the minimum elements set forth in Attachment C.
10.     In order to address any deficiencies in its internal accounting controls, policies, and procedures, the Company represents that it has undertaken, and will continue to undertake in the future, in a manner consistent with all of its obligations under this Agreement, a review of its existing internal accounting controls, policies, and procedures regarding compliance with anti-fraud, reporting, or books and records provisions of the federal securities laws.  Where necessary and appropriate, the Company agrees to adopt a new compliance program, or to modify its existing one, including internal controls, compliance policies, and procedures in order to ensure that it maintains: (a) an effective system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous compliance program that is designed to effectively detect and deter violations of anti-fraud, reporting, or books and records provisions of the federal securities laws throughout its operations.  The compliance program, including the internal accounting controls system will include, but not be limited to, the minimum elements set forth in Attachment C.
Corporate Compliance Reporting
11.    The Company agrees that it will report to the Fraud Section and the Office annually during the Term regarding remediation and implementation of the compliance measures described in Attachment C.  These reports will be prepared in accordance with Attachment D.
Deferred Prosecution
12.          In consideration of the undertakings agreed to by the Company herein, the Fraud Section and the Office agree that any prosecution of the Company for the conduct set forth in the attached Statement of Facts be and hereby is deferred for the Term.  To the extent there is conduct disclosed by the Company that is not set forth in the attached Statement of Facts, such conduct will not be exempt from further prosecution and is not within the scope of or relevant to this Agreement.
13.     The Fraud Section and the Office further agree that if the Company fully complies with all of its obligations under this Agreement, the Fraud Section and the Office will not continue the criminal prosecution against the Company described in Paragraph 1 and, at the conclusion of the Term, this Agreement shall expire.  Within six months after the Agreement’s expiration, the Fraud Section and the Office shall seek dismissal with prejudice of the criminal Information filed against the Company described in Paragraph 1, and agrees not to file charges in the future against the Company based on the conduct described in this Agreement and the attached Statement of Facts.
Breach of the Agreement
14.     If, during the Term, the Company: (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) fails to cooperate as set forth in Paragraphs 5 and 6 of this Agreement; (d) fails to implement a compliance program as set forth in Paragraphs 9 and 10 of this Agreement and Attachment C; or (e) otherwise fails to completely perform or fulfill each of the Company’s obligations under the Agreement, regardless of whether the Fraud Section or the Office become aware of such a breach after the Term is complete, the Company shall thereafter be subject to prosecution for any federal criminal violation of which the Fraud Section or the Office have knowledge, including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the Fraud Section or the Office in the U.S. District Court for the

Southern District of Indiana or any other appropriate venue.  Determination of whether the Company has breached the Agreement and whether to pursue prosecution of the Company shall be in the Fraud Section’s and the Office’s sole discretion.  Any such prosecution may be premised on information provided by the Company or its personnel.  Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Fraud Section or the Office prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Company, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year.  Thus, by signing this Agreement, the Company agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year.  In addition, the Company agrees that the statute of limitations as to any violation of federal law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Fraud Section or the Office is made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.
15.          In the event the Fraud Section or the Office determines that the Company has breached this Agreement, the Fraud Section and the Office agree to provide the Company with written notice of such breach prior to instituting any prosecution resulting from such breach.  Within thirty days of receipt of such notice, the Company shall have the opportunity to respond to the Fraud Section and the Office in writing to explain the nature and circumstances of such breach, as well as the actions the Company has taken to address and remediate the situation, which explanation the Fraud Section and the Office shall consider in determining whether to pursue prosecution of the Company.
16.          In the event that the Fraud Section or the Office determines that the Company has breached this Agreement:  (a) all statements made by or on behalf of the Company to the Fraud Section, the Office, or to the Court, including the attached Statement of Facts, and any testimony given by the Company before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Fraud Section against the Company; and (b) the Company shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Company prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible.  The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Company, will be imputed to the Company for the purpose of determining whether the Company has violated any provision of this Agreement shall be in the sole discretion of the Fraud Section and the Office.
17.          The Company acknowledges that the Fraud Section and the Office have made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Company breaches this Agreement and this matter proceeds to judgment.  The Company further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.
18.          On the date that the period of deferred prosecution specified in this Agreement expires, the Company, by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, will certify to the Fraud Section and the Office that the Company has met its disclosure obligations pursuant to Paragraph 6 of this Agreement.  Each certification will be deemed a material statement and representation by the Company to the executive branch of the United States for purposes of 18 U.S.C. §§ 1001 and 1519, and it will be deemed to have been made in the judicial district in which this Agreement is filed.
Sale, Merger, or Other Change in Corporate Form of Company
19.          Except as may otherwise be agreed by the parties in connection with a particular transaction, the Company agrees that in the event that, during the Term, it undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Company’s consolidated operations, or to the operations of any subsidiaries or affiliates involved in the conduct described in the attached Statement of Facts, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement.  The purchaser or successor in interest must also agree in writing that the Fraud Section’s and the Office’s ability to breach under this Agreement is applicable in full force to that entity.  The Company agrees that the failure to include these provisions in the transaction will make any such transaction null and void.  The Company shall provide notice to the Fraud Section and the Office at least thirty (30) days prior to undertaking any such sale, merger, transfer, or other change in corporate form.  The Fraud Section and the Office shall notify the Company prior to such transaction (or series of transactions) if they determine that the transaction(s) will have the effect of circumventing or frustrating the enforcement purposes of this Agreement.  If, at any time during the Term, the Company engages in a transaction that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, the Fraud Section and the Office may deem it a breach of this Agreement pursuant to Paragraphs 14-18 of this Agreement.  Nothing herein shall restrict the Company from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the Fraud Section and the Office.
Public Statements by Company
20.          The Company expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Company make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Company set forth above or the facts described in the attached Statement of Facts.  Any such contradictory statement shall, subject to cure rights of the Company described below, constitute a breach of this Agreement, and the Company thereafter shall be subject to prosecution as set forth in Paragraphs 14-18 of this Agreement.  The decision whether any public statement by any such person contradicting a fact contained in the attached Statement of Facts will be imputed to the Company for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Fraud Section and the Office.  If the Fraud Section or the Office determines that a public statement by any such person contradicts in whole or in part a statement contained in the attached Statement of Facts, the Fraud Section and the Office shall so notify the Company, and the Company may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification.  The Company shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the attached Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the attached Statement of Facts.  This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Company in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Company.
21.          The Company agrees that if it or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Company shall first consult with the Fraud Section and the Office to determine: (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Fraud Section, the Office, and the Company; and (b) whether the Fraud Section or the Office have any objection to the release.
22.          The Fraud Section and the Office agree, if requested to do so, to bring to the attention of law enforcement and regulatory authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of the

Company’s cooperation and remediation.  By agreeing to provide this information to such authorities, the Fraud Section and the Office are not agreeing to advocate on behalf of the Company, but rather are agreeing to provide facts to be evaluated independently by such authorities.
Limitations on Binding Effect of Agreement
23.          This Agreement is binding on the Company, the Fraud Section, and the Office, but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state, local or foreign law enforcement or regulatory agencies, or any other authorities, although the Fraud Section and the Office will bring the cooperation of the Company and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by the Company.
Notice
24.        Any notice to the Fraud Section or the Office under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to: Chief of the Securities and Financial Fraud Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 1400 New York Avenue, N.W., Washington, DC, 20005.  Any notice to the Company under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Paul Svindland, Chief Executive Officer, Celadon Group Inc., 9503 E. 33rd Street, Indianapolis, IN 46235.  Notice shall be effective upon actual receipt by the Fraud Section and the Office or the Company.

Complete Agreement
25.      This Agreement, including its attachments, sets forth all the terms of the agreement between the Company and the Fraud Section and the Office.  No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Fraud Section, the Office, the attorneys for the Company, and a duly authorized representative of the Company.

AGREED:

FOR CELADON GROUP, INC.:

Date:	4/24/19	By:	/s/ Paul C. Svindland
Paul Svindland
Chief Executive Officer
Celadon Group, Inc.

Date:	4/24/19	By:	/s/ Derek A. Cohen
Derek A. Cohen, Esq.
Lloyd Winawer, Esq.
Goodwin Procter LLP
Counsel for Celadon Group, Inc.

FOR THE DEPARTMENT OF JUSTICE:

ROBERT A. ZINK
Acting, Chief, Fraud Section
Criminal Division
United Stated Department of Justice

Date:	4/25/19	By:	/s/ Kyle Maurer
Kyle W. Maurer
L. Rush Atkinson
Trial Attorneys

JOSH J. MINKLER
United States Attorney
Southern District of Indiana

Date:	4/25/19	By:	/s/ Steven DeBrota
Steven D. DeBrota
Deputy Chief, General Crimes Unit
Nicholas J. Linder
Assistant United States Attorney

COMPANY OFFICER’S CERTIFICATE
I have read this Agreement and carefully reviewed every part of it with outside counsel for Celadon Group, Inc. (the “Company”).  I understand the terms of this Agreement and voluntarily agree, on behalf of the Company, to each of its terms.  Before signing this Agreement, I consulted outside counsel for the Company.  Counsel fully advised me of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.
I have carefully reviewed the terms of this Agreement with the Board of Directors of the Company.  I have advised and caused outside counsel for the Company to advise the Board of Directors fully of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into the Agreement.
No promises or inducements have been made other than those contained in this Agreement.  Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of the Company, in any way to enter into this Agreement.  I am also satisfied with outside counsel’s representation in this matter.  I certify that I am the Chief Executive Officer for the Company and that I have been duly authorized by the Company to execute this Agreement on behalf of the Company.

Date:	4/24/19
Celadon Group, Inc.

		By:	/s/ Paul C. Svindland
Paul Svindland
Chief Executive Officer

CERTIFICATE OF COUNSEL
I am counsel for Celadon Group, Inc. (the “Company”) in the matter covered by this Agreement.  In connection with such representation, I have examined relevant Company documents and have discussed the terms of this Agreement with the Company Board of Directors.  Based on our review of the foregoing materials and discussions, I am of the opinion that the representative of the Company has been duly authorized to enter into this Agreement on behalf of the Company and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of the Company and is a valid and binding obligation of the Company.  Further, I have carefully reviewed the terms of this Agreement with the Board of Directors and the Chief Executive Officer of the Company.  I have fully advised them of the rights of the Company, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement.  To my knowledge, the decision of the Company to enter into this Agreement, based on the authorization of the Board of Directors, is an informed and voluntary one.

Date:	4/24/19

		By:	/s/ Derek A. Cohen
Derek A. Cohen, Esq.
Lloyd Winawer, Esq.
Goodwin Procter LLP
Counsel for Celadon Group, Inc.

ATTACHMENT A
STATEMENT OF FACTS
1.          The following Statement of Facts is incorporated by reference as part of the Deferred Prosecution Agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”), the United States Attorney’s Office for the Southern District of Indiana (the “Office”), and Celadon Group, Inc. (“Celadon”).  Celadon hereby agrees and stipulates that the following information is true and accurate.  Celadon admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below.  Should the Fraud Section and the Office pursue the prosecution that is deferred by this Agreement, Celadon agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding.  The following facts establish beyond a reasonable doubt the charges set forth in the criminal Information attached to this Agreement.
Relevant Individuals and Entities
2.          Celadon was a corporation based in Indianapolis, Indiana that was one of North America’s largest truckload freight transportation providers.  Celadon provided, among other services, point-to-point shipping for major customers in the United States, Mexico, and Canada.  Celadon’s shares were traded publicly on the New York Stock Exchange, a national securities exchange, and its stock was registered with the United States Securities and Exchange Commission (“SEC”) pursuant to Section 12(b) of the Securities Exchange Act of 1934.
3.          Quality Companies, LLC (“Quality”) was a wholly owned subsidiary of Celadon, and was based in Indianapolis, Indiana.  Among other things, Quality leased tractors and trailers to owner-operator truck drivers who contracted with Celadon or with other trucking companies.
1

4.          Individual A was Celadon’s former Chairman and Chief Executive Officer (“CEO”).
5.          Individual B was Celadon’s former President and Chief Operating Officer (“COO”).
6.          Individual C was Celadon’s former Chief Financial Officer (“CFO”).
7.          Individual D was Quality’s former President.
8.         Truck Dealer 1 was an Iowa-based closely held corporation that operated a series of dealerships across the midwestern United States specializing in buying and selling new and used commercial trucks.  Truck Dealer 1 operated a location in Indianapolis, Indiana that did business with Celadon and Quality.
9.         Public Accounting Firm 1 was a national certified public accounting and advisory firm that served as Celadon’s auditor.
The Federal Securities Laws and SEC Rules and Regulations
10.      The SEC was an independent agency of the United States government that was charged by law with preserving honest and efficient securities markets. The federal securities laws, regulations, and rules were designed to ensure that the financial information of publicly traded companies was accurately recorded and disclosed to the investing public. As a publicly traded company, Celadon and its directors, officers, and employees were required to comply with the federal securities laws, regulations, and rules. Under the federal securities laws and regulations, Celadon was required, among other things, to file with the SEC annual reports (known as SEC Forms 10-K), quarterly reports (known as SEC Forms 10-Q), and other periodic reports that included accurate and reliable financial statements.
2

11.     The Public Company Accounting Oversight Board (“PCAOB”) was a nonprofit corporation established by Congress, pursuant to the Sarbanes-Oxley Act of 2002, to oversee the audits of public companies in order to protect investors and the public interest by promoting informative, accurate, and independent audit reports.
Overview of the Scheme
12.          Between approximately June 2013 and June 2016, Quality grew significantly as a company.  For example, in or around June 2013, Quality owned and managed approximately 750 tractors/trucks, but by June 2016, Quality owned and managed more than 11,000 tractors/trucks.
13.          Initially, Quality’s primary business model was to lease these trucks to individual truck drivers, who operated the trucks for various trucking companies across the country as independent truck drivers.  Most of these drivers leased trucks from Quality because they did not have a high enough credit rating to purchase their own trucks via traditional methods.
14.          Quality’s financial performance began to struggle in 2016 for a number of reasons, including a declining demand for freight services and a downturn in the used truck market, which caused the value of used trucks in Quality’s fleet to decrease.  In addition, Quality owned a significant quantity of a specific model of truck that was known in the industry to have major mechanical issues, which many drivers did not want to lease.  Given these issues, Quality struggled to lease all of the trucks it had in its fleet.
15.           By 2016, the vast majority of the idle and unleased trucks in Quality’s portfolio were overvalued on Quality’s accounting records (or books), as the actual fair market value of these trucks was significantly lower than what Quality was carrying them for on its books.  These idle trucks were overvalued on Quality’s books by tens of millions of dollars.
3

16.          In June 2016, Individual D (Quality’s President) sent an email to Individual B (Celadon’s President and COO) noting that Quality had over $70 million worth of trucks that it was not able to lease and that Quality wasn’t “in the money on hardly any of the $70M.”
17.          Multiple members of Celadon’s former senior management team recognized that disposing of these idle trucks at market value would require Quality to report a significant loss on the sale of the trucks on Celadon’s financial statements because the vast majority of them were carried on Quality’s books at values well in excess of what Quality could actually sell them for.
18.          Instead of continuing Quality’s attempts to lease the idle trucks to independent drivers or to sell the idle trucks on the open market at a loss and reporting such a loss to investors, members of Celadon’s senior management team, all acting within the scope of their employment at Celadon and Quality, participated in a scheme that resulted in Celadon falsely reporting inflated profits and inflated assets to the SEC and the investing public through Celadon’s financial statements.
19.         The scheme involved trading the vast majority of Quality’s overvalued idle trucks at inflated prices to Truck Dealer 1 in exchange for newer used trucks that Quality hoped it could lease to independent truck drivers.
The Trade Deals
20.          Specifically, Quality engaged in a series of transactions with Truck Dealer 1 to make it appear, on paper, that Quality and Truck Dealer 1 engaged in ten separate transactions – at fair market value – between approximately June 2016 and October 2016, including approximately five transactions involving the sale of trucks from Quality to Truck Dealer 1 and five transactions involving the sale of trucks from Truck Dealer 1 to Quality.  In order to make it
4

appear that each of these ten purported transactions were separate, independent, and not linked to each another, Quality and Truck Dealer 1 generated separate invoices for each of the purported transactions.
21.          The invoices appear to show the following sales from Quality to Truck Dealer 1:
Approx. Date	Approx. Number of Trucks	Approx. Total Sale Amount
June 15, 2016	101	$3,535,000
June 29, 2016	48	$1,680,000
July 31, 2016	83	$3,239,000
August 30, 2016	240	$12,432,675
September 30, 2016	508	$30,467,504

TOTAL	980	$51,354,179

22.          The invoices appear to show the following purchases by Quality from Truck Dealer 1:

Approx. Date	Approx. Number of Trucks	Approx. Total Purchase Amount
June 28, 2016	149	$9,685,000
August 22, 2016	83	$5,644,000
August 30, 2016	155	$18,094,850
September 29, 2016	50	$5,975,000
October 3, 2016	225	$27,913,500

TOTAL	662	$67,312,350

5

23.         In reality, however, the ten transactions were not independent transactions, nor were they done at fair market value.  Instead, Quality and Truck Dealer 1 engaged in four separate “trade deals” that were structured as follows:
Trade Deal 1 (June 2016)
Approx. Number of Trucks Purchased by Quality & Price	149	$9,685,000
Approx. Number of Trucks Traded in by Quality & Price	149	($5,215,000)
Approx. Net Amount Paid By Quality	--	$4,470,000

Trade Deal 2 (July/August 2016)
Approx. Number of Trucks Purchased by Quality & Price	83	$5,644,000
Approx. Number of Trucks Traded in by Quality & Price	83	($3,239,000)
Approx. Net Amount Paid By Quality	--	$2,405,000

Trade Deal 3 (August 2016)
Approx. Number of Trucks Purchased by Quality & Price	155	$18,094,850
Approx. Number of Trucks Traded in by Quality & Price	240	($12,432,675)
Approx. Net Amount Paid By Quality	--	$5,662,175

6

Trade Deal 4 (September/October 2016)
Approx. Number of Trucks Purchased by Quality & Price	275	$33,888,500
Approx. Number of Trucks Traded in by Quality & Price	508	($30,467,504)
Approx. Net Amount Paid By Quality	--	$3,420,996

24.       The prices reflected on the invoices for the trucks in the four trade deals did not reflect fair market value, but instead were purposely inflated well above market value in an effort to avoid recognizing losses on the transactions.  Celadon ultimately used these inflated truck values to hide millions of dollars of losses from investors when reporting its financial condition.
25.       In reality, the four trade deals were negotiated as follows: Individual D provided Truck Dealer 1 with a list of trucks Quality wanted to dispose of.  The list of trucks included Quality’s book value for each truck – generally well in excess of market value – which represented the amount that Quality needed to receive for each truck to avoid taking losses.  For each trade deal, Truck Dealer 1 would then calculate the total amount that Quality’s book value exceeded fair market value.  This figure was called the “over allowance” or “O/A.”  Quality, in turn, agreed to pay the full amount of O/A on top of the fair market value of the trucks Quality purchased from Truck Dealer 1 on the other side of each trade deal.  As a result, both sides of the transaction were inflated by approximately the same amount so that Quality could record its disposal of its idle trucks while hiding its incurred losses.
26.     In connection with Trade Deal 4, Truck Dealer 1 sent a spreadsheet to Individual D showing that the O/A on that deal alone was approximately $20 million, evidencing that the
7

prices agreed to between Quality and Truck Dealer 1 in that deal were inflated by approximately $20 million over fair market value.
27.        As Trade Deals 1-4 were being conducted, multiple members of Celadon’s senior management team were on notice that each of the transactions with Truck Dealer 1were trades, and/or that the transactions were done at inflated prices well in excess of fair market value.
Timing of Trade Deal 4
28.         Quality and Truck Dealer 1 negotiated Trade Deal 4 in or around September 2016.  Although Trade Deal 4 was, in reality, a single trade transaction, Celadon, through Individuals C and D, convinced Truck Dealer 1 to make it appear, on paper, to be three separate transactions spread out over two different days: (a) the payment of approximately $5,975,000 from Quality to Truck Dealer 1 on or about September 29, 2016 for the sale of approximately 50 trucks; (b) the payment of approximately $30,467,504 from Truck Dealer 1 to Quality on or about September 29, 2016 for approximately 508 trucks; and (c) the payment of approximately $27,913,500 from Quality to Truck Dealer 1 on or about October 3, 2016 for approximately 225 trucks.  Individuals C and D structured the payments this way to ensure that Quality did not have to pay approximately $27,913,500 to Truck Dealer 1 until after the close of its fiscal quarter (2017 Q1), which ended on September 30, 2016, even though the transaction was a trade that was actually agreed upon prior to September 30, 2016.
Celadon Fraudulently Accounts for the Trade Deals
29.      Celadon falsely recorded the four trade transactions with Truck Dealer 1 on its books at the inflated values listed on the invoices, and not fair market value – as required by the SEC.  This resulted in Celadon materially overstating earnings and assets in its 2016 Form 10-K, which it filed with the SEC on September 13, 2016, and its 2017 Q1 Form 10-Q, which it filed with the SEC on November 9, 2016.  If Celadon had recognized a $20 million loss in connection
8

with Trade Deal 4 in its 2017 Q1 Form 10-Q, the net loss Celadon reported to investors would have increased by approximately $20 million.
30.          With respect to Trade Deal 4, Celadon also failed to account for, or disclose to investors in its 2017 Q1 financial statements, the payment of approximately $27,913,500 that Celadon agreed to make to Truck Dealer 1 in October 2016.  This resulted in Celadon not disclosing a nearly $28 million liability associated with Trade Deal 4 to investors in its Form 10-Q for 2017 Q1, which it filed with the SEC on November 9, 2016.
False and Misleading Statements to Accounting Firm 1
31.          On or about December 8, 2016, an article was published on an investment website alleging, among other things, that Quality’s transactions with Truck Dealer 1 were “swaps” and that Celadon had overstated its Q1 2017 profits by at least $10 million as a result.  In response, Celadon’s management approved a memo, which the company provided to its independent auditors at Public Accounting Firm 1 that: (a) falsely denied that the Truck Dealer 1 transactions were trades; and (b) falsely stated that the trucks involved in the transactions were purchased and sold at fair market value, and thus were accounted for properly on Celadon’s books.
32.          Further, in approximately January and February 2017, in connection with its review of Celadon’s financial statements for the three-month and six-month periods ended December 31, 2016, Public Accounting Firm 1 asked members of Celadon’s management team several important questions about the nature of Quality’s transactions with Truck Dealer 1, including: (a) if the amounts paid for the trucks in Trade Deals 1-4 reflected fair market value; and (b) if the transactions were, in fact, trades as opposed to independent transactions as reflected on the invoices.  In response, multiple members of Celadon’s management again falsely represented to Public Accounting Firm 1 that the transactions were done at fair market value and that they were not trades.
9

33.        Specifically, on or about February 9, 2017, Individual A (Celadon’s CEO) and Individual C (Celadon’s CFO) signed a representation letter addressed to Public Accounting Firm 1 that contained the following false representation:

The [Truck Dealer 1] sales and purchases transactions were conducted at arm’s length and the prices at which the Company bought and sold vehicles reflect fair market values at the time of the transactions.  Each transaction was discreet in nature and none were interdependent.  There are no undisclosed side agreements related to these transactions.

34.    Around the same time Individual A and Individual C signed the false representation letter, Public Accounting Firm 1 was contacted by the PCAOB with a request for documents related to Celadon and Quality’s transactions with Truck Dealer 1.  In connection with this request, Public Accounting Firm 1 began a further investigation into the transactions.
35.     In connection with this investigation, Public Accounting Firm 1 held a series of meetings with Celadon’s senior management, including a meeting on or about April 5, 2017.  This meeting was attended by Individual A, Individual B, Individual C, and Individual D.
36.     At the April 5, 2017 meeting, members of Celadon’s management team falsely represented to Public Accounting Firm 1, among other things, that: (a) the transactions with Truck Dealer 1 were not trades; and (b) the transactions were done at fair market value.  The false statements were made in an effort to convince Public Accounting Firm 1 that Celadon had properly accounted for the transactions with Truck Dealer 1 its financial statements for fiscal year 2016 and the quarters ending September 30, 2016 (2017 Q1) and December 31, 2016 (2017 Q2).
10

Public Accounting Firm 1 Withdraws its Opinions
37.      Public Accounting Firm 1, however, ultimately withdrew its audit opinion for Celadon’s Fiscal Year 2016 financial statements and its review of Celadon’s financial statements for quarters ending September 30, 2016 (2017 Q1) and December 31, 2016 (2017 Q2).
38.     On May 1, 2017, Celadon publicly announced that its financial statements for fiscal year 2016, and the quarters ending September 30, 2016 (2017 Q1) and December 31, 2016 (2017 Q2) and related reports of Public Accounting Firm 1 should no longer be relied upon.  On the day prior to the announcement, Celadon’s shares were trading at approximately $4.00 a share, however the price of Celadon’s shares immediately after the announcement fell to approximately $1.80 a share.  This resulted in an approximate one-day loss of $62.3 million in Celadon’s market capitalization.
11

ATTACHMENT B
CERTIFICATE OF CORPORATE RESOLUTIONS
WHEREAS, Celadon Group, Inc. (the “Company”) has been engaged in discussions with the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and the United States Attorney’s Office for the Southern District of Indiana (the “Office”) regarding issues arising in relation to the conduct described in the Statement of Facts attached hereto as Attachment A; and
WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain agreement with the Fraud Section and the Office; and
WHEREAS, the Company’s Chief Executive Officer, Paul Svindland, together with outside counsel for the Company, have advised the Board of Directors of the Company of its rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into such agreement with the Fraud Section and the Office;
Therefore, the Board of Directors has RESOLVED that:
1.          The Company (a) acknowledges the filing of the one-count Information charging the Company with conspiracy to commit certain offenses against the United States, that is: (i) to commit securities fraud, in violation of Title 18, United States Code, Section 1348, and (ii) to knowingly and willfully falsify the books, records, and accounts of the Company, a U.S. issuer, in violation of Title 15, United States Code, Sections 78m(b)(2)(A), (b)(5) and 78ff(a); (b) waives indictment on such charges and enters into a deferred prosecution agreement with the Fraud Section; and (c) agrees to pay restitution to victims totaling $42,245,302 with respect to the conduct described in the Information;

2.          The Company accepts the terms and conditions of this Agreement, including, but not limited to, (a) a knowing waiver of its rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, and Federal Rule of Criminal Procedure 48(b); and (b) a knowing waiver for purposes of this Agreement and any charges by the United States arising out of the conduct described in the attached Statement of Facts of any objection with respect to venue and consents to the filing of the Information, as provided under the terms of this Agreement, in the United States District Court for the Southern District of Indiana; and (c) a knowing waiver of any defenses based on the statute of limitations for any prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Fraud Section or the Office prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement;
3.          The Chief Executive Officer of the Company, Paul Svindland, is hereby authorized, empowered and directed, on behalf of the Company, to execute the Deferred Prosecution Agreement substantially in such form as reviewed by this Board of Directors at this meeting with such changes as the Chief Executive Officer of the Company, Paul Svindland, may approve;
4.          The Chief Executive Officer of the Company, Paul Svindland, is hereby authorized, empowered and directed to take any and all actions as may be necessary or appropriate and to approve the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate, to carry out and effectuate the purpose and intent of the foregoing resolutions; and

5.          All of the actions of the Chief Executive Officer of the Company, Paul Svindland, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.

Date:	4/24/19

		By:	/s/ Chase Welsh
Chase Welsh, Esq.
Corporate Secretary
Celadon Group, Inc.

ATTACHMENT C
CORPORATE COMPLIANCE PROGRAM
In order to address any deficiencies in its internal controls, compliance code, policies, and procedures regarding compliance with anti-fraud, reporting, or books and records provisions of the federal securities laws (“Relevant Laws”), CELADON GROUP, INC. (“CELADON” or the “Company”) agrees to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.
Where necessary and appropriate, the Company agrees to modify its currently established Corporate Compliance Program, including its system of internal controls, its Code of Conduct, and its compliance policies and procedures in order to ensure that it maintains: (a) an effective system of internal accounting controls designed to ensure the making and keeping of fair and accurate books, records, and accounts; and (b) a rigorous compliance program that incorporates relevant internal accounting controls, as well as policies and procedures designed to effectively detect and deter violations of the Relevant Laws.  At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the Company’s existing internal controls and Corporate Compliance Program.
High-Level Commitment
1.          CELADON will ensure that its officers, directors, and senior management provide strong, explicit, and visible support and commitment to its corporate policy against violations of the Relevant Laws and its Corporate Compliance Program.

Policies and Procedures
2.          CELADON will develop and promulgate a clearly articulated and visible corporate policy against violations of the anti-fraud, reporting, or books and records provisions of the Relevant Laws, which policy shall be memorialized in written additions to its Corporate Compliance Program.
3.          The Company will develop and promulgate compliance policies and procedures designed to reduce the prospect of violations of the anti-fraud, reporting, or books and records provisions of the Relevant Laws and the Company’s Corporate Compliance Program, and the Company will take appropriate measures to encourage and support the observance of ethics and compliance policies and procedures against violation of anti-fraud, reporting, or books and records provisions of the Relevant Laws by personnel at all levels of the Company.  These policies and procedures shall apply to all officers, directors, and employees and, where necessary and appropriate, outside parties authorized to act on behalf of the Company in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, contractors and suppliers, consortia, and joint venture partners (collectively, “authorized agents and business partners”).  The Company shall notify all employees that compliance with the policies and procedures is the duty of individuals at all levels of the Company.
4.          The Company will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts.

Periodic Risk-Based Review
5.          CELADON will develop these compliance policies and procedures on the basis of the risk assessment the Company undergoes as part of its enterprise risk framework, with particular focus on risks facing the Company related to violations of anti-fraud, reporting, or books and records provisions of the Relevant Laws.
6.          The Company shall review its policies and procedures related to anti-fraud, reporting, or books and records provisions of the Relevant Laws no less than annually and update them as appropriate to ensure their continued effectiveness, taking into account relevant developments in the field and evolving international and industry standards.
Proper Oversight and Independence
7.          The Company will assign responsibility to one or more senior corporate executives of the Company for the implementation and oversight of the Company’s policies, and procedures related to anti-fraud, reporting, or books and records provisions of the Relevant Laws.  Such corporate official(s) shall have the authority to report directly to independent monitoring bodies, including, the Company’s Board of Directors, or any appropriate committee of the Board of Directors, or the Internal Audit organization, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.
Training and Guidance
8.          The Company will implement mechanisms designed to ensure that its Corporate Compliance program, including policies related to anti-fraud, reporting, or books and records provisions of the Relevant Laws, are effectively communicated to all officers, directors, employees, and, where necessary and appropriate, agents and business partners.  These mechanisms shall include: (a) periodic training for all officers and directors, all employees in positions of leadership or trust, positions that require such training (e.g., internal audit, sales, legal, compliance, finance), or positions that otherwise pose a risk to the Company, and, where necessary and appropriate, agents and business partners; and (b) corresponding certifications by all such officers, directors, employees, agents, and business partners, certifying compliance with the training requirements.
9.          CELADON will maintain, or where necessary establish, an effective system for providing guidance and advice to officers, directors, employees, and, where necessary and appropriate, agents and business partners, on complying with the Company’s policies, and procedures related to anti-fraud, reporting, or books and records provisions of the Relevant Laws, including when they need advice on an urgent basis or in any foreign jurisdiction in which the Company operates.
Internal Reporting and Investigation
10.          The Company will maintain, or where necessary establish, an effective system for internal and, where possible, confidential reporting by, and protection of, officers, directors, employees, and, where appropriate, authorized agents and business partners concerning violations of the anti-fraud, reporting, or books and records provisions of the Relevant Laws and those aspects of the Corporate Compliance Program related thereto.
11.          The Company will maintain, or where necessary establish, an effective and reliable process with sufficient resources for responding to, investigating, and documenting allegations of violations of anti-fraud, reporting, or books and records provisions of the Relevant Laws or the Company’s Corporate Compliance Program.
Enforcement and Discipline

12.          CELADON will implement mechanisms designed to effectively enforce its Corporate Compliance Program, policies, and procedures, including appropriately encouraging compliance and disciplining violations.
13.          The Company will institute appropriate disciplinary procedures to address, among other things, violations of anti-fraud, reporting, or books and records provisions of the Relevant Laws and the Company’s Corporate Compliance Program by the Company’s officers, directors, and employees.  Such procedures should be applied consistently and fairly, regardless of the position held by, or perceived importance of, the director, officer, or employee.  The Company shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing its internal controls and Corporate Compliance Program and making modifications necessary to ensure the overall compliance program is effective.
Third-Party Relationships
14.          The Company will use appropriate risk-based due diligence and compliance requirements pertaining to the retention and oversight of all its authorized agents and business partners, including:
a.          properly documented due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;
b.          informing agents and business partners of the Company’s commitment to abiding by anti-fraud, reporting, or books and records provisions of the Relevant Laws, and of the Company’s Corporate Compliance Program; and
c.          seeking a reciprocal commitment from agents and business partners.

15.          Where necessary and appropriate, the Company will include standard provisions in agreements, contracts, and renewals thereof with its authorized agents and business partners that are reasonably calculated to prevent violations of anti-fraud, reporting, or books and records provisions of the Relevant Laws, which may, depending upon the circumstances, include: (a) anti-fraud representations and undertakings relating to compliance with the Relevant Laws; (b) where appropriate and feasible, rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of anti-fraud, reporting, or books and records provisions of the Relevant Laws, the Company’s Corporate Compliance Program or the representations and undertakings related to such matters.
Mergers and Acquisitions
16.          Prior to pursuing any merger or acquisition, the Company will conduct appropriate risk-based due diligence on potential new business entities, including appropriate federal securities fraud due diligence by legal, accounting, and compliance personnel.
17.          CELADON will ensure that the Company’s Corporate Compliance Program, policies, and procedures regarding anti-fraud, reporting, or books and records provisions of the Relevant Laws apply as quickly as is practicable to newly acquired businesses or entities merged with the Company and will promptly train the officers, directors, employees, authorized agents, and business partners consistent with Paragraph 8 above on the Relevant Laws and the Company’s Corporate Compliance Program.
Monitoring and Testing
18.          CELADON will conduct periodic reviews and testing of its Corporate Compliance Program to evaluate and improve its effectiveness in preventing and detecting violations of anti-fraud, reporting, or books and records provisions of the Relevant Laws and the Company’s Corporate Compliance Program, taking into account relevant developments in the field and evolving international and industry standards.

ATTACHMENT D
REPORTING REQUIREMENTS
CELADON GROUP, INC. (“CELADON” or the “Company”) agrees that it will report to the United States Attorney’s Office for the Southern District of Indiana and the United States Department of Justice, Criminal Division, Fraud Section (together the “United States”) periodically, at no less than twelve-month intervals during a five-year term, regarding remediation and implementation of the Company’s Corporate Compliance Program and internal controls, policies, and procedures described in Attachment C.  During this five-year period, the Company shall: (1) conduct an initial review and submit an initial report, and (2) conduct and prepare at least two follow-up reviews and reports, as described below:
a.          By no later than one year from the date this Agreement is executed, CELADON shall submit to the United States a written report setting forth a complete description of its remediation efforts to date, its proposals reasonably designed to improve the Company’s internal controls, policies, and procedures for ensuring compliance with anti-fraud, reporting, or books and records provisions of the federal securities laws, and the proposed scope of the subsequent reviews.  The report shall be transmitted to “Chief, Securities and Financial Fraud Unit, United States Department of Justice, Criminal Division, Fraud Section, 1400 New York Avenue, N.W., Washington, D.C. 20005.”  The Company may extend the time period for issuance of the report with prior written approval of the United States.
D-1

b.          CELADON shall undertake at least two follow-up reviews and reports incorporating the United States’ views on the Company’s prior reviews and reports, to further monitor and assess whether the Company’s policies and procedures are reasonably designed to detect and prevent violations of anti-fraud, reporting, or books and records provisions of the federal securities laws.
c.          The first follow-up review and report shall be completed by no later than one year after the initial report is submitted to the United States.  The second follow-up review and report shall be completed and delivered to the United States no later than thirty days before the end of the Term.
d.         The reports will likely include proprietary, financial, confidential, and competitive business information.  Moreover, public disclosure of the reports could discourage cooperation, impede pending or potential government investigations and thus undermine the objectives of the reporting requirement.  For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the United States determines in its sole discretion that disclosure would be in furtherance of the United States’ discharge of its duties and responsibilities or is otherwise required by law.
e.         The Company may extend the time period for submission of any of the follow-up reports with prior written approval of the United States.

D-2

Back to Form 8-K